Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
FIRST QUARTER 2005 FINANCIAL RESULTS

Silver Spring, MD, May 3, 2005: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the first quarter ended March 31, 2005.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended March 31, 2005 totaled $23.2 million, representing a 70% increase over the same quarter in 2004. Additionally, our net income for the quarter was $7.7 million, or $0.34 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition to these solid operating results, our financial position continued strengthening. Cash flows from operating activities were $5.2 million for the quarter and we had $146.4 million of cash and investments at March 31, 2005.”

Financial Results

Revenues grew to $23.2 million for the first quarter of 2005, as compared to $13.7 million for the first quarter of 2004. Gross margins from sales were $20.7 million or 89% for the first quarter of 2005, as compared to $11.9 million or 87% for the first quarter of 2004. The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin®.

Net income was $7.7 million or $0.34 per basic share for the first quarter of 2005, as compared to a net loss of ($1.8) million or ($0.09) per basic share for the first quarter of 2004.

Research and development expenses were $8.5 million for the first quarter of 2005, which is comparable to $8.6 million for the first quarter of 2004. Selling, general and administrative expenses were $5.3 million for the first quarter of 2005, which is comparable to $5.7 million for the first quarter of 2004.

Interest income was $981,000 in the first quarter of 2005, as compared to $649,000 in the first quarter of 2004. The increase was due to increases in market interest rates and additional cash available for investing during 2005 as compared to 2004.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, May 3, 2005 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-946-0785, with international dialers calling +1-719-457-2661 A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112, with international callers dialing +1-719-457-0820, and using access code 5466656.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Net product sales	$21,867	$12,646
Service sales	1,208	1,037
License fees	132	—
Total revenues	23,207	13,683
Operating expenses:
Research and development	8,473	8,563
Selling, general and administrative	5,340	5,698
Cost of product sales	2,020	1,339
Cost of service sales	535	456
Total operating expenses	16,368	16,056
Income (loss) from operations	6,839	(2,373)
Other income (expense):
Interest income	981	649
Interest expense	—	(2)
Equity loss in affiliate	(180)	(127)
Other, net	21	6
Total other income, net	822	526
Income (loss) before income tax	7,661	(1,847)
Income tax	—	—
Net income (loss)	$7,661	$(1,847)
Net income (loss) per common share:
Basic	$0.34	$(0.09)
Diluted	$0.31	$(0.09)
Weighted average number of common shares outstanding:
Basic	22,490	21,329
Diluted	24,538	21,329

CONSOLIDATED BALANCE SHEET DATA
As of March 31, 2005
(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $10,267)	$146,354
Total assets	$216,925
Total liabilities	$13,615
Total stockholders’ equity	$203,310